LOCK-UP LETTER AGREEMENT
Lehman Brothers Inc
As Representatives of the several
Investors named in Schedule I
to the Securities Purchase Agreement,
c/o Lehman Brothers Inc.
745 Seventh Avenue
New York, New York 10019
Ladies and Gentlemen:
               The undersigned understands that you and certain other firms propose to enter into a Securities Purchase Agreement (the “Purchase Agreement”) providing for the purchase by you and such other firms (the “Purchasers”) of senior secured convertible debentures of SendTec Acquisition Corp., a Delaware corporation (“STAC”) convertible into shares (the “Shares”) of Common Stock, par value $0.001 per share of STAC, which may be exchanged for a similar debenture convertible into shares of Common Stock, par value $0.001 per share (the “RSVM Shares”), of RelationServe Media, Inc., a Delaware corporation (“RSVM”), upon satisfaction of certain terms and conditions (the “Conditions”) on or prior to February 28, 2006 (the “Exchange”), and that the Purchasers require that certain stockholders of RSVM enter into this agreement as a condition of their purchases. In addition, pursuant to a Registration Rights Agreement, RSVM is required to file with the Securities and Exchange Commission (“SEC”) a registration statement covering the RSVM Shares (the “Registration Statement”) following the Exchange.
               The undersigned represents and warrants that its ownership of RSVM consists of 2,600,000 RVSM Shares and warrants to purchase an additional 3,244,000 RSVM Shares which shares constitute all of the RSVM Shares owned by the undersigned
               In consideration of the execution of the Purchase Agreement by the Purchasers, and for other good and valuable consideration, the undersigned hereby irrevocably agrees that, without the prior written consent of Lehman Brothers Inc. on behalf of the Purchasers, the undersigned will not, directly or indirectly, (1) offer for sale, sell, pledge, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any person at any time in the future of) any RSVM Shares (including, without limitation, RSVM Shares that may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and RSVM Shares that may be issued upon exercise of any option or warrant) or securities convertible into or exchangeable for RSVM Shares owned by the undersigned on the date of execution of this Lock-Up Letter Agreement or (2) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such RSVM Shares, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of RSVM Shares or other securities, in cash or otherwise, for a period ending the earlier of: (i) 270 days following the date on which the Registration Statement is declared effective by the SEC; or (ii) the date on which Lehman informs RSVM or ending the earlier of: (i) 270 days following the date on which the Registration Statement is declared effective by the SEC; or (ii) the date on which Lehman informs RSVM or STAC that the Conditions have not been met, or that the Exchange will not proceed (but not later than March 1, 2006 if the Exchange has not been consummated by such date) (the “Lock-Up Period”) The foregoing sentence shall not apply to (i) transfers of any shares, options or warrants exclusively to any family members or affiliates of the undersigned or for estate planning purposes, provided that the transferee agrees to be bound by the terms of this Lock-Up Letter Agreement to the same extent as if the transferee were a party hereto, (ii) the establishment of a so-called “10b-5-l plan” or a brokerage account, provided that no sales shall be made thereunder prior to the end of the Lock-Up Period, (iii) the exercise of any options or warrants held by the undersigned as of the date hereof, provided that any shares issued in connection therewith shall be subject to this Lock-Up Letter Agreement; provided that it shall be a condition to any such transfer or action that no filing by any party (donor, donee, transferor or transferee) under the Securities Exchange Act of 1934, as amended, shall be required or shall be voluntarily made in connection with such transfer or action (other than a filing on a Form 5 made after the expiration of the Lock-Up Period referred to above), (iv) transfers of up to 1,184,000 RSVM Shares (of which 600,000 shall be privately sold); or (v) transfers involving any successor or replacement trustee, provided that in the event of any such transfers such successor or replacement trustee shall continue to be bound by the terms of this Lock-Up Letter.
               In furtherance of the foregoing, the Company and its Transfer Agent are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Lock-Up Letter Agreement.
               The undersigned understands that the Company and the Purchasers will proceed with the Purchases in reliance on this Lock-Up Letter Agreement.
               The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Letter Agreement and that, upon request, the undersigned will execute any additional documents necessary in connection with the enforcement hereof. Any obligations of the undersigned shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

Very truly yours,

MHB TRUST

SOUTHPAC TRUST INTERNATIONAL INC
Trustee
by its authorised signatories

	/s/ Brian Mason	/s/ Leanne Corvette

Dated: October 27, 2005	BRIAN MASON	LEANNE CORVETTE